Exhibit 99.1

Execution Copy

FIFTH AMENDMENT TO STOCKHOLDERS’ AGREEMENT

THIS FIFTH AMENDMENT TO STOCKHOLDERS’ AGREEMENT (this “Amendment”) is made as of the 31st day of December, 2006, by and among KOPPERS HOLDINGS INC., a Pennsylvania corporation (“Holdings”), SARATOGA PARTNERS III, L.P., a Delaware limited partnership (“Saratoga”), and Walter W. Turner, on behalf of all of the Stockholders (as defined in the Stockholders’ Agreement) other than Saratoga.

RECITALS:

WHEREAS, Holdings, Saratoga and certain Management Investors (as defined in the Stockholders’ Agreement) are parties to a Stockholders’ Agreement dated December 1, 1997 (as amended by the First, Second, Third and Fourth Amendments thereto, the “Stockholders’ Agreement”).

WHEREAS, Saratoga and Holdings desire to enter into this Amendment to clarify Saratoga’s and Holdings’ rights and obligations under Sections 9.1, 9.2 and 9.3 of the Stockholders’ Agreement with respect to any underwritten, public offering by Saratoga of part or all of its Shares from time to time under Holdings’ registration statement on Form S-3 (File No. 333-136329), which became effective on September 7, 2006 and which registered all of the Shares owned by Saratoga and its affiliates (the “Effective Form S-3”).

NOW, THEREFORE, in consideration of the foregoing recitals which are incorporated by reference herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. The recitals set forth above are incorporated into and made a part of this Amendment.

2. Capitalized terms used in this Amendment and not otherwise defined shall have the same meanings ascribed to those terms in the Stockholders’ Agreement, as amended by this Amendment.

3. Section 9.2 of the Stockholders’ Agreement shall be amended by adding the following to the end of the current Section 9.2:

“Saratoga acknowledges that (a) all of its Shares have been registered under the Effective Form S-3 and (b) certain additional actions may be required to be taken by Holdings in order for Saratoga to sell part or all of its Shares from time to time in one or more underwritten, public offerings pursuant to the Effective Form S-3. Subject to the limitations described below, Holdings agrees that it will use its commercially reasonable efforts to prepare a prospectus supplement describing the underwritten offering of part or all of Saratoga’s Shares pursuant to the Effective Form S-3, enter into an agreement with the underwriters on terms and conditions reasonably requested, cause Holdings’ accountants to deliver appropriate comfort letters and other documentation reasonably requested by the underwriters, coordinate the documentation of the sale of the Shares to and by the underwriters through Holdings’ transfer agent and make such information concerning Holdings, its subsidiaries and their business and operations, available to the underwriters and their counsel as the underwriters may reasonably request. Saratoga agrees that it shall not sell part or all of its Shares in an underwritten, public offering pursuant to the Effective Form S-3 (and shall not ask Holdings to take any of the foregoing actions in connection with an underwritten, public offering of its Shares pursuant to the Effective Form S-3) more than one time in each fiscal quarter while the Form S-3 is effective. In addition, in connection with any sales of Saratoga’s Shares pursuant to the Effective Form S-3, Saratoga agrees that (a) Holdings shall consider entering into (but shall not be required to enter into) a lock up agreement on terms and conditions reasonably requested by the underwriters and that, in the event that Holdings agrees to enter into a lock up agreement, any lock up restrictions imposed on Holdings will be subject to reasonable exceptions for issuances of shares of Holdings’ common stock in connection with stock based compensation plans and in connection with acquisitions by Holdings and (b) Holdings shall consider causing (but shall not be required to cause) any of its directors, officers or other shareholders to enter into any lock up agreement in connection with any sales of Saratoga’s Shares pursuant to the Effective Form S-3. Finally, notwithstanding the provisions in Section 9.3, Saratoga agrees that it shall pay on Holdings’ behalf any and all costs, expenses and fees that Holdings incurs in connection with any underwritten, public offering of part or all of Saratoga’s Shares from time to time under the Effective Form S-3, including but not limited to printing, legal and accounting expenses, transfer agent fees, “blue sky” fees and any other fees, costs or expenses that Holdings is required to pay to a third party in connection with the underwritten, public offering of part or all of Saratoga’s Shares under the Effective Form S-3.”

4. The Stockholders’ Agreement, as amended by this Amendment, is ratified and confirmed in all respects.

5. This Amendment may be executed in counterparts, as may be deemed necessary and convenient by the parties hereto, each of which counterparts, when so executed and delivered, shall be deemed an original, but all of such counterparts shall constitute but one and the same instrument.

6. This Amendment shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

WITNESS the due execution hereof as of the day and year first above written.

KOPPERS HOLDINGS INC.,
a Pennsylvania corporation

By:
Name:	Steven R. Lacy
Title:	Senior Vice President, Administration,
General Counsel and Secretary

SARATOGA PARTNERS III, L.P.,
a Delaware limited partnership

By:
Name:	Christian L. Oberbeck
Title:	Managing Director

Walter W. Turner
(on behalf of all Stockholders other than Saratoga)